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                                                                     Exhibit 3.1
                                                                     -----------

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                       CLARK OIL & REFINING CORPORATION


     The name of the corporation is CLARK OIL & REFINING CORPORATION (the "Corporation"). The name under which the Corporation was originally incorporated was AOC Acquisition Corporation. The date of filing its original Certificate of Incorporation with the Secretary of State of Delaware was February 8, 1988. The dates of filing certain Certificates of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware were November 22, 1988, September 13, 1990 and February 1, 1993.

     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of Delaware.

     1. The name of the Corporation is CLARK OIL & REFINING CORPORATION (the "Corporation").

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature or purpose of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) with a par value of each such share of $0.01, amounting to $10.00 in the aggregate.

     5.  The Corporation is to have perpetual existence.

     6. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

     7. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-laws of the Corporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.
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     8.  Directors of the Corporation shall have no personal liability to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit.

     9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     10. Holders of stock shall not have pre-emptive rights to subscribe for any new or increased shares of stock of the Corporation.

     IN WITNESS WHEREOF, said CLARK OIL & REFINING CORPORATION has caused this Amended and Restated Certificate of Incorporation to be signed by Paul D. Melnuk, its President, and attested by Patrick F. Heider, its Secretary, this 1st day of February, 1993.


                                  CLARK OIL & REFINING CORPORATION



                                  By: /s/ Paul D. Melnuk
                                  --------------------------------------------
                                  Name:  Paul D. Melnuk
                                  Title: President and Chief Executive Officer


ATTEST:


/s/ Patrick F. Heider
---------------------
Name:   Patrick F. Heider
Title:  Secretary

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